Exhibit 99.1

IR Contact:                Media Contact:           Company Contact:
Leslie Wolf-Creutzfeldt    Rick Hilton              John Chen, CFO
Adam Friedman Associates   Adam Friedman Assoc.     011-86-10-68000346
212-981-2529 x11           212.981.2529 ext 22      johnchen@generalsteelinc.com
leslie@adam-friedman.com   rick@adam-friedman.com




AMERICAN CONSTRUCTION COMPANY CHANGES NAME

TO GENERAL STEEL HOLDINGS, INC.

Company Appoints New Board Members, Executive Officers, to Strengthen Leadership


Tianjin, China, March 4, 2005 - American Construction Company (OTCBB: ACNS), a Nevada corporation, today announced an amendment to the Company's Articles of Incorporation to change its name to "General Steel Holdings, Inc." effective March 7, 2005. The company will trade under the symbol "GSHO".

In addition to the name change, the Company announced the following change in members of its Board of Directors and Executive Officers:

     o John Chen assumes the role of Chief Financial Officer and Director. Chen previously served as senior accountant with Moore Stephens Wurth Frazer and Torbet, LLP in Los Angeles, California from August 1997 to July 2003. He is a 1992 graduate of Norman Bethune University of Medical Science in Changchun, China, and holds a Bachelor of Science in accounting from California State Polytechnic University in Pomona, California.

     o Huancheng Li is named Director of General Steel Holdings, Inc. Li was manager and CPA of Tianjin Gao Xin Valuation and Liquidation Company from January 1995 to May 2002 and manager of Tianjin Trust Company in Tianjin, China from December 1968 to November 1994. She is a 1982 graduate of Tianjin Financial and Economic Institute in Tianjin, China.

     o Guodong Wang is appointed Chief Technical Officer and Director. Wang served as a professor at the North East University in Shenyang, China from January 1982 to May 2003 and as an engineer at Anshan Iron and Steel Company in Anshan City, China from October 1968 to October 1978. He received a Master's Degree in Engineering from Beijing Iron and Steel Research Institute in Beijing, China and a Bachelor's Degree in Engineering from North East University in Shenyang, China.

     o Shengguo Zhao is named Chief Engineer and Director. Zhao's previous positions include Chief Technology Officer from June 1995 to June 2003 and Chief Engineer from March 1988 to June 1995 at Beijing Capital Steel Plate Mill. From March 1983 to March 1988 he was an Engineer at Beijing Special Steel Metal Sheet Mill. Zhao received an MBA from North East University in Shenyang, China and is a graduate of Beijing Steel Institute in Beijing, China.

     o    Jeff Mabry resigns as Director.

"Our name change to General Steel Holdings, Inc. is an important milestone as it helps our current and future investors more readily understand our core business in China," said Zuosheng Yu, Director and President of General Steel. "We now have General Steel's leadership and structure in place and we hope it will capitalize on our leading market position."

Mr. Yu, in addition to running General Steel, is a member of China's APEC (Asia Pacific Economic Cooperation) committee.

About the Company

American Construction Company acquired General Steel and its 70% ownership in its subsidiary, Tianjin Da Qiu Zhuang Sheet Metal Co., Ltd., ("DQ") a People's Republic of China limited liability corporation, which is a manufacturer of high quality hot-rolled steel sheets primarily for use in tractors, agricultural vehicles and other specialty vehicles. Since 1998, it has expanded its operations to six production lines producing 250,000 tons of 0.7-2.0mm hot-rolled carbon steel sheets per year, making the company the largest producer in its product category in China, maintaining a 40% market share of all steel plates used in the production of agricultural vehicles in China. In 2003, its sales revenues were over $56 million and its total assets were worth more than $37 million. The Company recently announced an initial stage joint venture agreement with the China Inner Mongolia Baogang Steel Union ("Baotou Steel") which is anticipated to increase the annual steel plate production from the current 250,000 tons to over 1,000,000 tons if the joint venture transaction is accomplished. For more information, visit http://www.generalsteelinc.com.



This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.



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